EXHIBIT (8)(a)(1)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

(ACCESS ONE AND PROFUNDS)

AMENDMENT NO. 1

AMENDMENT No. 1 (the “Amendment”) dated as of June 1, 2007 to the Participation Agreement (the “Agreement”) by and among WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO, (the “Company”), an Ohio life insurance company, on its own behalf and on behalf of each segregated asset account of life Company, PROFUNDS, a Delaware business trust, ACCESS ONE TRUST, a Delaware business trust (each of ProFunds or the Access One Trust referred to herein as the “Fund”), and PROFUNDS ADVISORS LLC (the “Adviser”), a Maryland limited liability company.

WITNESSETH

WHEREAS, the Company, the Fund and the Adviser have entered into a Participation Agreement dated as of June 6, 2006 (the “Agreement”); and

WHEREAS, the Company, the Fund and the Adviser wish to amend the Agreement,

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company, the Fund and the Adviser hereby acknowledge and agree as follows:

1. Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendments.

(a)	The following shall be added as Section 1.9:

“1.9 NSCC. If transactions in Fund shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, the following provisions shall apply:

Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby the shareholder purchases, redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”).

For each Fund/SERV transaction, including a transaction establishing accounts with the Fund or its affiliate, the Company shall provide the Fund with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Fund to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.”

3. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4. Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6. This Amendment shall be construed in accordance with and be governed by the laws of the State of Maryland (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO		PROFUNDS

/s/ Priscilla I. Hechler		/s/ Louis Mayberg
Name:	Priscilla I. Hechler	Name:	Louis Mayberg
Title:	Assistant Vice President and Assistant Secretary	Title:	President

PROFUND ADVISORS LLC		ACCESS ONE TRUST

/s/ Michael Sapir		/s/ Louis Mayberg
Name:	Michael Sapir	Name:	Louis Mayberg
Title:	Chief Executive Officer	Title:	President

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